Exhibit 99.1

VeriChip Corporation Declares Special Cash Dividend of $1.35 Per Share

Company provides update on strategic alternatives for its VeriMed Business and the Company as a Whole

DELRAY BEACH, FL – August 8, 2008 – As previously announced, the Board of Directors of VeriChip Corporation (the “Company”) (NASDAQ: CHIP), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, approved an initial, special cash dividend to be paid on a pro rata basis to its stockholders, the aggregate amount of which is estimated to be up to $16.2 million (the “Special Dividend”). On August 8, 2008, the Board of Directors of the Company declared a one-time Special Dividend payment of $1.35 per share to its stockholders. The Special Dividend is payable on August 28, 2008 (“Payment Date”) to stockholders of record as of August 18, 2008 (“Record Date”).

Because of the magnitude of the Special Dividend, the Company’s common stock will begin trading without the dividend, on an ex-dividend basis on August 29, 2008 (i.e., the first business day following the Payment Date), in accordance with NASDAQ listing rules. Stockholders of record on the Record Date who sell their shares on or before the Payment Date will also be selling their right to receive the Special Dividend. We believe that trading without the dividend, or on an ex-dividend basis, will have no impact on the Company’s NASDAQ listing status.

William J. Caragol, VeriChip’s President and Chief Financial Officer, said, “Following the successfully completed sale of our Xmark subsidiary in July 2008, I am pleased to announce this special dividend of $1.35 per share to our stockholders, which is at the high-end of the range we previously announced. Immediately after issuing this dividend, the Company will be debt-free and expects to have in excess of $4.0 million in cash on hand and $4.5 million of restricted cash which is being held in escrow until July 2009 to support indemnification obligations, if any, under the stock purchase agreement with The Stanley Works.”

“As for the future of VeriChip, the Board of Directors continues to evaluate potential strategic transactions regarding the VeriMed Health Link business and the Company as a whole,” continued Caragol. “We look forward to updating the investor community as events develop.”

There are tax implications related to the Special Dividend for both U.S. and non-U.S. holders of the Company’s common stock. Please see the Company’s previously filed Proxy Statement on Form DEFM14A filed with the Securities and Exchange Commission on June 17, 2008, which generally describes such implications. For U.S. federal income tax purposes, the Special Dividend will not be a taxable event to the Company. The Special Dividend will be treated as a taxable dividend to the extent of the Company’s current or accumulated earnings and profits (computed using U.S. federal income tax principles), with any amount in excess of such current or accumulated earnings and profits treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in their shares of the Company’s common stock and, thereafter, as a capital gain. Because the Company’s current earnings and profits must take into account the results of operations for the entire year in which the Special Dividend is made, the Company will not be able to determine the portion of the Special Dividend that will be treated as a dividend until after the close of the taxable year in which the Special Dividend is made. If the portion of a U.S. holder’s Special Dividend that is treated as a dividend equals or exceeds 10% of the U.S. holder’s tax basis in the U.S. holder’s shares of the Company’s common stock, the dividend may be treated as an “extraordinary dividend.” Stockholders will receive a Form 1099-DIV in early 2009 notifying them of the portion of the Special Dividend that is treated as a dividend for U.S. federal income tax purposes. Stockholders are advised to consult with their own tax and financial advisors regarding the implications of the Special Dividend.

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, markets its VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration.

For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Contact:

VeriChip Corporation

Allison Tomek

561-805-8044

atomek@verichipcorp.com

Forward Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers, and include, among other items, projected sales, operating income, net income and earnings per share,  the expectation that the Company will realize net proceeds, the potential range per share of any available proceeds to distribute to stockholders, the Company’s plans to pay the special dividend and the estimated amount of the total size of the special dividend. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, the continued availability of liquidity and capital resources required to complete these transactions, particularly in the event that such transactions require more time than management anticipates, our ability to successfully implement our business strategy; our expectation that we will incur losses, on a consolidated basis, for the foreseeable future; our reliance on third-party dealers to successfully market and sell our products; uncertainty as to whether a market for our VeriMed Health Link system will develop and whether we will be able to generate more than a nominal level of revenue from the sale of these systems; and market acceptance of our VeriMed Health Link system, which will depend in large part on the future availability of insurance reimbursement for the VeriMed Health Link system microchip implant procedure from government and private insurers, and the timing of such reimbursement, if it in fact occurs.

Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 28, 2008, as amended, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.